Exhibit 5.1

                 [Letterhead of Werbel McMillin & Carnelutti]

                                    July 30, 1996


Medical Resources, Inc.
155 State Street
Hackensack, New Jersey 07601

Gentlemen:

     We refer to the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, to be filed by Medical Resources, Inc., a Delaware corporation (the "Company"), on or about the date hereof. The Registration Statement covers a maximum of 5,643,673 shares of the Company's common stock (the "Shares") to be issued in connection with the merger of NMR of America, Inc. ("NMR") with and into a wholly-owned subsidiary of the Company ("Sub"), pursuant to the Agreement and Plan of Merger dated May 20, 1996 by and among the Company, Sub and NMR (the "Merger Agreement").

     We have examined the Registration Statement and we further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the By-Laws, the minute books and certain other agreements of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that when the Shares have been issued and delivered as contemplated in the Merger Agreement and the Registration Statement the Shares will be legally issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

     This opinion is rendered solely for your benefit in connection with the transaction described above. This opinion may not be used or relied upon by any other person without our prior written consent.


                                    Very truly yours,


                                    WERBEL MCMILLIN & CARNELUTTI



                                    /s/ Werbel McMillin & Carnelutti